Exhibit 8.1

[Letterhead of Legal & Compliance, LLC]

February 1 , 2018

IEG Holdings, Inc.

3960 Howard Hughes Parkway, Suite 490

Las Vegas, NV 89169

Ladies and Gentlemen:

We have acted as counsel to IEG Holdings, Inc., a Florida corporation (“IEGH”), in connection with the preparation of the Registration Statement on Form S-4 dated as of January 5, 2018 (the “Registration Statement”). Pursuant to the Registration Statement, IEGH will commence a tender offer (the “Offer”) to acquire up to 20,701,999 shares of common stock (as to all completed, the “Acquisition”) of LendingClub Corporation, a Delaware corporation (“LendingClub”). The Offer and certain other matters contemplated in connection with the Offer and Acquisition are described in the Registration Statement of IEGH, which includes the prospectus/offer to exchange relating to the Offer (the “Prospectus/Offer”). This opinion is being rendered pursuant to the requirements of Item 21(a) of Form S-4 under the Securities Act of 1933, as amended. Unless otherwise indicated, any capitalized terms used herein and not otherwise defined have the meaning ascribed to them in the Registration Statement.

In connection with this opinion, we have examined and are familiar with the Registration Statement and such other presently existing documents, records and matters of law as we have deemed necessary or appropriate for purposes of our opinion. In addition, we have assumed, without any independent investigation or examination thereof (i) that the Offer will be consummated in accordance with the provisions of the Registration Statement and in the manner contemplated by the Prospectus/Offer and will be effective under applicable state law, and that the parties have complied with and, if applicable, will continue to comply with, the covenants, conditions and other provisions contained in the Registration Statement without any waiver, breach or amendment thereof; (ii) the continuing truth and accuracy at all times through effective time of the Registration Statement of the statements, representations and warranties made by IEGH in the Registration Statement or the Prospectus/Offer; (iii) the continuing truth and accuracy at all times through the effective time of the Registration Statement solely as to the factual matters set forth in the certificates of representations provided and to be provided to us by IEGH; and (iv) that any such statements, representations or warranties made “to the knowledge” or based on the belief or intention of IEGH or similarly qualified are true and accurate, and will continue to be true and accurate at all times through the effective time of the Registration Statement, without such qualification.

Based upon and subject to the foregoing, and subject to the limitations and qualifications set forth in the Registration Statement, we are of the opinion that the Acquisition, incident to the Offer, would result in a closed taxable recognition event for federal income tax purposes as to each tendering shareholder of LendingClub as of the tax year when completed as well as the following additional material U.S. federal income tax consequences:

The exchange of LendingClub shares solely for shares of IEGH common stock in a closed transaction would result in the present realization of gain or loss by the holder thereof in an amount equal to the difference between the aggregate fair market value of the IEGH shares received and the holder’s tax basis in the LendingClub shares surrendered. Gain or loss so measured would be deemed sustained by such taxpayer in the year of the exchange, and the gain or loss recognized, assuming the LendingClub shares would be deemed a capital asset in the hands of their holder, would be long-term capital gain or loss if, as of the date of the exchange, the holder’s holding period for the LendingClub shares surrendered exceeded one year. The deductibility of capital losses would be subject to limitations prescribed under Sections 165, 1211 and 1212 of the Code and the regulations promulgated in respect thereof. The aggregate tax basis of the IEGH common stock received by a holder that exchanges its LendingClub shares for IEGH common stock would be equal to the adjusted basis of the LendingClub shares, increased by the amount of gain, if any, recognized by the holder on the exchange, or decreased by the amount of loss, if any, recognized by the holder on such exchange. The holding period of the IEGH common stock shares would include the holding period of the LendingClub shares surrendered.

There can be no assurance that changes in the law will not take place that could affect the U.S. federal income tax consequences of the Offer and any Acquisition, or that contrary positions may not be taken by the Internal Revenue Service. In the event any of the facts, statements, descriptions, covenants, representations, warranties, or assumptions upon which we have relied is incorrect, our opinion might be adversely affected and may not be relied upon.

This opinion does not address the various state, local or non-U.S. tax consequences that may result from the Offer and any Acquisition or the other transactions contemplated by the Registration Statement and does not address any U.S. federal tax consequences of any transaction other than as set forth above. In addition, no opinion is expressed as to any U.S. federal tax consequences of the Offer and any Acquisition or other transactions contemplated by the Registration Statement except as specifically set forth herein, and this opinion may not be relied upon except with respect to the consequences specifically discussed herein.

We hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement. We also consent to the reference to our firm name wherever appearing in the Registration Statement with respect to the discussion of the material U.S. federal income tax consequences of the Offer and Acquisition, including the Prospectus/Offer constituting a part thereof, and any amendment thereto. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

LEGAL & COMPLIANCE, LLC

/s/ Laura Anthony, Esq.